Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION REPORTS THIRD QUARTER 2008 RESULTS, ANNOUNCES AN INCREASE IN ITS SENIOR CREDIT FACILITY BORROWING BASE AND PROVIDES FOURTH QUARTER 2008 FORECASTS
Austin, TX — November 5, 2008 — Brigham Exploration Company (NASDAQ:BEXP) today reported its financial results for the third quarter and nine months ended September 30, 2008, announced an increase in its senior credit facility borrowing base from $135 million to $145 million and provided fourth quarter 2008 forecasts.
THIRD QUARTER 2008 RESULTS
Revenues from the sale of oil and natural gas including hedge settlements but excluding unrealized mark-to-market hedging gains and losses for the third quarter 2008 declined 6% to $29.6 million when compared to the third quarter 2007. Higher commodity prices increased revenues by $10.8 million, while lower production volumes and hedging losses decreased revenues by $8.5 million and $4.1 million, respectively, relative to the corresponding period last year. Our average net daily production for the third quarter 2008 was 27.6 MMcfe per day.
Our average realized price for natural gas in the third quarter 2008 was $9.44 per Mcf, which includes a $0.64 per Mcf loss associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in the third quarter 2007 of $7.31, which includes a $0.60 per Mcf gain on the settlement of our natural gas derivative contracts. During the third quarter 2008, our average realized price for oil was $104.38 per barrel, which includes an $8.22 per barrel loss due to the settlement of our oil derivative contracts. This compares to an average realized price in the third quarter 2007 of $73.43, which includes a $0.22 per barrel loss on the settlement of our oil derivative contracts.
Our third quarter 2008 production costs, which include operating and maintenance (O&M) expenses, expensed workovers, ad valorem taxes and production taxes, were $1.80 per Mcfe compared to $0.90 per Mcfe in the third quarter 2007. This increase was attributable to a $0.59 per Mcfe increase in O&M expenses due to lower production volumes, as well as higher salt water disposal expenses, compressor and equipment rental expenses, and fuel costs. Production taxes also increased $0.32 per Mcfe due to a $0.3 million decrease in production tax abatements during the third quarter 2008 as compared to those received in the third quarter 2007 and the migration of our production mix toward the higher production tax environment in North Dakota.
Our third quarter 2008 general and administrative (G&A) expense was in line with the third quarter of last year.
Our depletion expense for the third quarter 2008 was $11.7 million, compared to $14.8 million in the third quarter 2007. Lower production volumes decreased depletion expense by $5.4 million, while our higher depletion rate increased depletion expense by $2.3 million.
Our net interest expense for the third quarter 2008 was $0.2 million lower than in the third quarter 2007. This decrease was primarily due to a 51% increase in our capitalized interest expense, which reduced net interest expense by $0.4 million. Our weighted average debt outstanding for the third quarter 2008 was $231.4 million, compared to $196.7 million for the comparable period last year.
Our deferred income tax expense for the third quarter 2008 was $9.3 million as compared to $2.3 million in the third quarter of last year. This increase was primarily due to higher net income for the period.
Our reported net income for the third quarter 2008 was $15.3 million ($0.33 per diluted share), versus $4.2 million ($0.09 per diluted share) for the same period last year. Our after-tax earnings in the third quarter 2008 excluding the effect of our unrealized mark-to-market hedging gains were $4.3 million ($0.09 per diluted share), while our after-tax earnings in the third quarter 2007 excluding unrealized mark-to-market hedging losses were $4.4 million ($0.10 per diluted share). After-tax earnings excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income to after-tax earnings excluding the above items is included in our accompanying financial tables found later in this release.
As of September 30, 2008, we had $8.7 million in cash, $72.9 million of debt outstanding under our senior credit facility and a debt to book capitalization ratio of 45%.

For the third quarter 2008, we spent $49.4 million on oil and gas capital expenditures, an 87% increase from the third quarter 2007 and a 15% increase from the second quarter 2008. Oil and gas capital expenditures for the third quarter 2008 and 2007 were:

	Three months ended September 30,
	2008	2007
	(in thousands)

Drilling	$36,744	$18,841
Net land and G&G	9,201	4,545
Capitalized costs	3,329	2,901
Capitalized FAS 143 ARO	135	97

Total oil and gas capital expenditures	$49,409	$26,384

FIRST NINE MONTHS 2008 RESULTS
Revenues from the sale of oil and natural gas including hedge settlements but excluding unrealized mark-to-market hedging gains and losses for the first nine months of 2008 were $95.5 million, which was in line with the corresponding period last year. Higher commodity prices increased revenues by $33.8 million, while lower production volumes and hedging losses reduced revenues by $24.9 million and $9.0 million, respectively, compared to the first nine months of 2007. Average daily production for the first nine months of 2008 was 30.0 MMcfe per day.
Our average realized price for natural gas during the first nine months of 2008 was $9.83 per Mcf, which includes a $0.40 per Mcf loss associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in the first nine months of 2007 of $7.56 per Mcf, which includes a $0.33 per Mcf gain due to the settlement of our natural gas derivative contracts. Our average realized price for oil for the first nine months of 2008 was $101.85 per barrel, which includes an $8.69 per barrel loss due to the settlement of our oil derivative contracts. This compares to an average realized price in the first nine months of 2007 of $67.26, which includes a $0.31 per barrel gain due to the settlement of our oil derivative contracts.
Our production costs for the first nine months of 2008 increased $2.7 million or $0.73 per Mcfe when compared to the same period last year. This was primarily due to lower production volumes and a $2.6 million decrease in production tax abatements in the first nine months of 2008 relative to those received in the corresponding period last year.
Our G&A expense for the first nine months of 2008 was 10% higher than the first nine months of last year. G&A costs increased primarily because of higher payroll expenses associated with new hires and retention costs and higher audit and tax fees.
Our depletion expense for the first nine months of 2008 was $36.6, million compared to $45.3 million in the first nine months of last year. Lower production volumes decreased depletion expense by $14.2 million, while our higher depletion rate increased depletion expense by $5.4 million.
Our net interest expense for the first nine months of 2008 decreased $0.4 million, or 4%, from the comparable period last year. This decrease was primarily due to an increase in our capitalized interest expense, which reduced net interest expense by $0.8 million. Our weighted average debt outstanding for the first nine months of 2008 was $206.7 million versus $193.3 million for the comparable period last year.
Our deferred income tax expense for the first nine months of 2008 was $11.2 million, compared to $5.2 million in the first nine months of last year. This increase was primarily due to higher net income for the period.

Our reported net income for the first nine months of 2008 was $18.3 million ($0.40 per diluted share) versus net income of $8.4 million ($0.18 per diluted share) for the same period last year. Our after-tax earnings for the first nine months of 2008 excluding the effect of our unrealized mark-to-market hedging gains, a non-GAAP financial measure, were $17.3 million ($0.37 per diluted share) and our after tax earnings for the first nine months of 2007 excluding unrealized mark-to-market hedging losses and our ceiling test impairment were $14.3 million ($0.31 per diluted share). A reconciliation of the first nine months 2008 GAAP net income to earnings without the effect of the above items is included in our accompanying financial tables found later in this release.
Through September 30, 2008, we spent $138.1 million in oil and gas capital expenditures. Oil and gas capital expenditures for the first nine months of 2008 and 2007 were:

	Nine months ended September 30,
	2008	2007
	(in thousands)

Drilling	$99,433	$71,068
Net land and G&G	28,230	9,969
Capitalized costs	10,128	8,849
Capitalized FAS 143 ARO	267	325

Total oil and gas capital expenditures	$138,058	$90,211

SENIOR CREDIT FACILITY BORROWING BASE INCREASED TO $145 MILLION
In conjunction with our regularly scheduled semi-annual redetermination, our banking group has agreed to and has provided commitments for an increase in the borrowing base from $135 million to $145 million. We are currently in the documentation stage of closing on the increase. Our senior credit facility agreement allows for borrowings up to a maximum principal amount of $200 million, with borrowings not to exceed the borrowing base determined at least semi-annually.
Five financial institutions participate in our senior credit facility, including Bank of America, N.A., which acts as the Administrative Agent. Other participants include The Royal Bank of Scotland plc, BNP Paribas, Natixis, and Capital One National Association.
The senior credit agreement contains customary restrictions and covenants. Pursuant to the senior credit agreement, we are required to maintain a current ratio of at least 1 to 1 and an interest coverage ratio (as those ratios are defined in the senior credit agreement) for the four most recent quarters of at least 3 to 1.
FOURTH QUARTER 2008 FORECASTS
The following forecasts and estimates of our fourth quarter 2008 production volumes are forward looking statements subject to the risks and uncertainties identified in the “Forward Looking Statements Disclosure” at the end of this release. We currently expect our fourth quarter 2008 production volumes to average between 33 MMcfe per day and 37 MMcfe per day, with 66% of these volumes to be natural gas.
For the fourth quarter 2008, lease operating expenses are projected to be $1.00 per Mcfe based on the mid-point of our production guidance, production taxes are projected to be approximately 5.85% to 6.15% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $2.6 million ($0.88 to $0.78 per Mcfe).
MANAGEMENT COMMENTS
Gene Shepherd, Brigham’s Chief Financial Officer, commented, “Our third quarter production volumes were negatively impacted by the two hurricanes, which resulted in a number of our Gulf Coast wells being shut-in, accounting for 1 MMcfe per day in lost third quarter 2008 production. Further, the hurricanes also caused oil field service backlogs that resulted in delays in getting our four new Southern Louisiana wells hooked up to production, accounting for an additional 1.8 MMcfe per day in lost third quarter production. We expect our production volumes to resume their upward trend in the fourth quarter, with two of these wells getting hooked up to production in October and November, with the remaining two getting hooked up to production in early 2009.”

Gene Shepherd continued, “At present, we are developing a preliminary 2009 cap-ex budget that we will be reviewing with our Board of Directors in December. Given the recent downturn in commodity prices and the ongoing turmoil in the financial markets, our plans are to reduce the level of our 2009 cap-ex budget to live much closer to our forecasted cash flow. The contribution that we have and will get from our four recently completed Southern Louisiana wells, our improving and accelerating Bakken drilling results and the announced expansion in our credit facility borrowing base will significantly enhance our financial flexibility as we move into 2009.”
CONFERENCE CALL INFORMATION
Our management will host a conference call to discuss operational and financial results for the third quarter 2008 with investors, analysts and other interested parties on Thursday, November 6, at 11:00 a.m. Eastern Time. To participate in the call, participants within the U.S. please dial 888-679-8018 and participants outside the U.S. please dial 617-213-4845. The participant passcode for the call is 99952664. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P8D83QYAR. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference. A telephone recording of the conference call will be available approximately two hours after the call is completed through 12:00 p.m. Eastern Time on Saturday, December 6, 2008. To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 51694223. In addition, a live and archived web cast of the conference call will be available over the Internet at www.bexp3d.com.
A copy of this press release and other financial and statistical information about the periods covered by this press release and conference call will be available on our website. To access the press release: go to www.bexp3d.com and click on News Releases. The file with a copy of the press release is named Brigham Exploration Reports Third Quarter 2008 Results and is dated Wednesday, November 5, 2008. To access the other financial and statistical information that will be covered by this conference call, go to www.bexp3d.com and click on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Third Quarter 2008 Conference Call and is dated Thursday, November 6, 2008.
ABOUT BRIGHAM EXPLORATION
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Oil and natural gas sales	$31,731	$29,481	$101,112	$92,250
Hedging settlements	(2,154)	1,975	(5,573)	3,405

	29,577	31,456	95,539	95,655
Unrealized hedging gains/ losses	17,589	(327)	1,645	(2,985)

	47,166	31,129	97,184	92,670
Other revenue	25	17	104	73

Total revenue	47,191	31,146	97,288	92,743

Costs and expenses:
Lease operating	3,092	2,564	8,626	8,458
Production taxes	1,383	951	4,107	1,573
General and administrative	2,502	2,514	7,691	6,973
Depletion of oil and natural gas properties	11,718	14,776	36,566	45,347
Impairment of oil and gas properties	—	—	—	6,505
Depreciation and amortization	159	147	464	468
Accretion of discount on asset retirement obligations	83	87	263	298

	18,937	21,039	57,717	69,622

Operating income	28,254	10,107	39,571	23,121

Other income (expense):
Interest expense, net	(3,762)	(3,976)	(10,663)	(11,071)
Interest income	49	271	163	536
Other income (expense)	16	105	419	1,007

	(3,697)	(3,600)	(10,081)	(9,528)

Income before income taxes	24,557	6,507	29,490	13,593

Income tax expense:
Current	—	—	—	—
Deferred	(9,297)	(2,324)	(11,186)	(5,227)

	(9,297)	(2,324)	(11,186)	(5,227)

Net income	$15,260	$4,183	$18,304	$8,366

Net income per share available to common stockholders:
Basic	$0.34	$0.09	$0.40	$0.19

Diluted	$0.33	$0.09	$0.40	$0.18

Weighted average shares outstanding:
Basic	45,481	45,123	45,358	45,085

Diluted	46,632	45,477	46,334	45,490

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Average net daily production:
Natural gas (MMcf)	19.1	37.0	21.7	37.0
Oil (Bbls)	1,419	1,078	1,380	1,104
Equivalent natural gas (MMcfe) (6:1)	27.6	43.4	30.0	43.6

Total net production:
Natural gas (MMcf)	1,722	3,327	5,861	9,997
Oil (MBbls)	128	97	373	298
Equivalent natural gas (MMcfe) (6:1)	2,488	3,909	8,097	11,784
% Natural gas	69%	85%	72%	85%

Sales price:
Natural gas ($/Mcf)	$10.08	$6.71	$10.23	$7.23
Oil ($/Bbl)	112.60	73.65	110.54	66.95
Equivalent natural gas ($/Mcfe) (6:1)	12.75	7.54	12.49	7.83

Sales price including derivative settlement gains (losses):
Natural gas ($/Mcf)	$9.44	$7.31	$9.83	$7.56
Oil ($/Bbl)	104.38	73.43	101.85	67.26
Equivalent natural gas ($/Mcfe) (6:1)	11.89	8.05	11.80	8.12

Sales price including derivative settlement gains (losses) and unrealized gains (losses):
Natural gas ($/Mcf)	$16.72	$7.31	$9.95	$7.34
Oil ($/Bbl)	143.96	70.35	104.32	64.60
Equivalent natural gas ($/Mcfe) (6:1)	18.96	7.96	12.00	7.86
SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets:
Current assets	$47,543	$32,505
Oil and natural gas properties, net (full cost method)	611,701	510,207
Other property and equipment, net	968	1,034
Other non-current assets	8,049	4,682

Total assets	$668,261	$548,428

Liabilities and stockholders’ equity:
Current liabilities	$64,773	$41,718
Senior notes	158,670	158,492
Senior credit facility	72,900	10,000
Mandatorily redeemable preferred stock, Series A	10,101	10,101
Deferred income tax liability	54,827	41,625
Other taxes payable	332	2,162
Other non-current liabilities	5,475	5,303

Total liabilities	$367,078	$269,401
Stockholders’ equity	301,183	279,027

Total liabilities and stockholders’ equity	$668,261	$548,428

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$15,260	$4,183	$18,304	$8,366
Depletion, depreciation and amortization	11,877	14,923	37,030	45,815
Impairment of oil and gas properties	—	—	—	6,505
Accretion of discount on ARO	83	87	263	298
Amortization of deferred loan fees and debt issuance	282	252	810	713
costs
Non-cash stock compensation	405	617	1,223	1,455
Market value adjustments for derivatives instruments	(17,589)	327	(1,645)	2,985
Deferred income tax expense	9,297	2,324	11,186	5,227
Other noncash items	—	(4)	4	(4)
Changes in operating assets and liabilities	10,983	3,367	6,463	1,992

Cash flows provided by operating activities	$30,598	$26,076	$73,638	$73,352

Cash flows used by investing activities	(58,539)	(1,673)	(143,251)	(75,163)
Cash flows (used) provided by financing activities	25,591	(26,190)	64,413	8,007

Net increase (decrease) in cash and cash equivalents	$(2,350)	$(1,787)	$(5,200)	$6,196

SUMMARY PER MCFE DATA
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues:
Oil and natural gas sales	$12.75	$7.54	$12.49	$7.83
Hedge settlements	(0.86)	0.51	(0.69)	0.29
Unrealized hedge gains (losses)	7.07	(0.08)	0.20	(0.25)
Other revenue	0.01	0.00	0.02	0.01

	$18.97	$7.97	$12.02	$7.88

Costs and expenses:
Lease operating	1.24	0.66	1.07	0.72
Production taxes	0.56	0.24	0.51	0.13
General and administrative	1.01	0.64	0.95	0.59
Depletion of natural gas and oil properties	4.71	3.78	4.52	3.85
Impairment of oil and gas properties	0.00	0.00	0.00	0.55
Depreciation and amortization	0.06	0.04	0.06	0.04
Accretion of discount on ARO	0.03	0.02	0.03	0.03

	$7.61	$5.38	$7.14	$5.91

Operating income	$11.36	$2.59	$4.88	$1.97

Interest expense, net of interest income (a)	(1.49)	(0.95)	(1.30)	(0.89)
Other income (expense)	0.01	0.03	0.05	0.09

Adjusted income	$9.88	$1.67	$3.63	$1.17

(a)	Calculated as interest expense minus interest income divided by production for period.

BRIGHAM EXPLORATION COMPANY
RECONCILIATION OF GAAP NET INCOME TO EARNINGS WITHOUT THE EFFECT OF CERTAIN ITEMS
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Net income (loss) as reported	$15,260	$4,183	$18,304	$8,366
Unrealized derivative (gains) losses	(17,589)	327	(1,645)	2,985
Impairment of oil and gas properties	—	—	—	6,505
Tax impact	6,659	(117)	624	(3,541)

Earnings without the effect of certain items	$4,330	$4,393	$17,283	$14,315

Earnings without the effect of certain items represent net income excluding both unrealized gains and losses on derivative contracts and our non-cash impairment change in our oil and gas properties. Management believes that exclusion of both of these items will help enhance comparability of operating results between periods.
SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF NOVEMBER 5, 2008
(unaudited)

		2008	2009				2010
		Q4	Q1	Q2	Q3	Q4	Q1

Natural Gas Costless Collars:
Daily volumes	MMBtu/d	7,391	6,778	4,615	4,565	—	—
Floor	$/MMBtu	$8.507	$8.750	$7.536	$7.536	$—	$—
Cap	$/MMBtu	$10.810	$11.092	$10.225	$10.225	$—	$—

Natural Gas Three Way Costless Collars:
Daily volumes	MMBtu/d	1,630	1,667	—	—	2,283	2,333
Floor	$/MMBtu	$8.00	$8.00	$—	$—	$8.00	$8.00
Written Put	$/MMBtu	$5.50	$5.50	$—	$—	$5.50	$5.50
Cap	$/MMBtu	$10.35	$10.35	$—	$—	$10.00	$10.00

Oil Costless Collars:
Daily volumes	Bbls/d	446	333	99	—	—	—
Floor	$/Bbl	$73.44	$79.15	$62.00	$—	$—	$—
Cap	$/Bbl	$98.82	$108.53	$81.75	$—	$—	$—
Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.